UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2013

FIVE BELOW, INC.
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	001-35600	75-3000378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Market Street
Suite 1900
Philadelphia, PA 19103
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (215) 546-7909
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In April 2013, Five Below, Inc. (the “Company”) identified a misallocation which was deemed to be immaterial in its disclosure related to Fiscal Year 2012 Compared to Fiscal Year 2011 within Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's annual report on Form 10-K for the fiscal year ended February 2, 2013. The misallocation related to the dollar increase for comparable store sales and had no impact on disclosures relating to the percentage increase in comparable store sales or on the Company's audited financial statements. The Company is providing clarifying disclosure in this Form 8-K.

As previously disclosed, net sales increased to $418.8 million in fiscal year 2012 from $297.1 million in fiscal year 2011, an increase of $121.7 million, and comparable store sales increased 7.1% for fiscal year 2012 compared to fiscal year 2011.  The increase was the result of a comparable store sales increase of $18.5 million (rather than $98.4 million as previously disclosed) and a non-comparable store sales increase of $103.2 million (rather than $23.3 million as previously disclosed).  The previously disclosed $98.4 million refers to the difference between sales at stores included in fiscal year 2012 comparable store sales and sales at stores included in fiscal year 2011 comparable store sales.  Similarly, the previously disclosed $23.3 million refers to the difference between sales at stores not included in fiscal year 2012 comparable store sales and sales at stores not included in fiscal year 2011 comparable store sales.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Below, Inc.

Date: April 26, 2013	By:	/s/ Kenneth R. Bull
		Name:	Kenneth R. Bull
		Title:	Chief Financial Officer, Secretary and Treasurer